Exhibit 99.1

[VYYO LOGO]

Company Contact: Arnon Kohavi, EVP Robin Rose, Manager IR Vyyo Inc 650.319.4000 ir@vyyo.com	Investor Relations Contacts: Lillian Armstrong Kirsten Chapman Lippert/Heilshorn & Associates 415.433.3777 kirsten@lhai-sf.com

VYYO REPORTS FOURTH QUARTER AND YEAR-END 2003 RESULTS

- Q4 2003 Revenue Increases Over 100% versus Q4 2002 -

- Announces New Integrator – Institute 54 -

PALO ALTO, Calif., Jan 22 — Vyyo Inc. (Nasdaq: VYYO), a global supplier of wireless broadband end-to-end solutions for wireless telephony and high-speed data connections, today reported its financial results for the fourth quarter and for the fiscal year ended December 31, 2003.

For the fourth quarter of 2003, Vyyo reported net sales of $1.7 million compared to $813,000 in the fourth quarter of 2002. Net loss for the fourth quarter of 2003 was $3.8 million, or $0.29 per share, compared to a loss of $3.3 million, or $0.27 per share, in the fourth quarter of 2002. Net loss from continuing operations in the fourth quarter of 2003 was $4.0 million, or $0.31 per share, compared to $1.7 million, or $0.13 per share, in the fourth quarter of 2002. As of December 31, 2003, Vyyo had cash, cash equivalents and short-term investments of $57.8 million.

For the year ended December 31, 2003, Vyyo reported net sales increased to $6.1 million from $4.6 million in the same period in 2002. Net loss for the full year was $15.7 million, or $1.24 per share, compared to $9.2 million, or $0.75 per share, in the same period in 2002. Net loss from continuing operations for the full year 2003 was $9.1 million, or $0.72 per share, compared to $6.5 million, or $0.53 per share, in the same period in 2002.

“We are pleased with our overall performance during the fourth quarter, which reflects the continued improvement and turnaround in our business opportunities,” stated Davidi Gilo, chairman and chief executive officer. “During the fourth quarter, we continued to increase our presence and position in Asia. This year, business in Asia accounted for approximately 77% of our total revenues. While we are clearly focusing on China, we are also aiming to capitalize on opportunities in the U.S. and beyond.”

Fourth Quarter and Subsequent Event Highlights

•	Announced deployments with China Mobile, China Unicom and China Netcom in addition to previously announced ChinaComm deployments

•	Joined The WiMAX Forum™

•	Launched circuit switched system offering E1 functionality

•	Added Institute 54 as a third system integrator in China

Gilo continued, “Over the past two years we have initiated relationships with three Chinese system integrators: Wuhan Research Institute, Datang Mobile and Institute 54. Institute 54 is our newest system integrator and we look forward to building a strong relationship. We believe we now have established a 25 percent market share of licenses awarded in China, which demonstrates that our hard work is beginning to come to fruition. The next step will be to leverage our relationships, when the Chinese State Radio Regulation Commission (SRRC) grants licenses in 300 plus additional cities. Vyyo believes that the additional licenses will be beneficial for all wireless telecommunications providers.”

Guidance

Vyyo projects first quarter revenue to be approximately $2.0 to $2.2 million and full year 2004 revenue to fall within a range of $12.0 to $14.0 million.

Investor Conference Call

The company will host a shareholder conference call to discuss the fourth quarter and year-end 2003 results on Thursday, January 22, at 1:30 pm PST, after which management will host a question and answer session. To participate, please log onto www.vyyo.com or dial 706-679-0753, at least 10 minutes prior to the call and ask to be connected to the Vyyo conference call. A webcast will be broadcast live and archived on Vyyo’s web site, www.vyyo.com. A telephone replay will be available through January 26, 2004; dial 706-645-9291, and enter access code 4768492.

About Vyyo, Inc.

Vyyo offers wireless broadband end-to-end solutions used by telecommunications providers to deliver both wireless telephony and high-speed data connections to business and residential subscribers. The technology uses point-to-multipoint architecture to deliver circuit switched (telephony), as well as voice and data over IP. The company sells systems directly to service providers and systems integrators worldwide. Vyyo has shipped over 340 base stations and over 35,000 modems, which are deployed in China, the U.S., Canada, Europe, Latin America, Southeast Asia and Africa. Vyyo is headquartered at 4015 Miranda Avenue, 1st Floor, Palo Alto, CA 94304-1218. More information on the company can be found at www.vyyo.com.

Safe Harbor Statement

This press release and the investor conference call to which it refers may contain forward-looking statements. These statements involve risks and uncertainties. Actual events and results may differ materially from those projected in these forward-looking statements as a result of several factors, including but not limited to, the current limited visibility available in the telecommunications and broadband access equipment markets; whether Vyyo is successful in marketing and selling its wireless broadband access products, particularly in China and the Far East; challenges of doing business in China and the Far East, including regulatory, economic, political, health, financial and safety risks; the ability of our customers and system integrators to successfully implement Vyyo systems; whether the Chinese government makes any additional spectrum license grants; economic conditions worldwide; potential discrepancies between management’s financial guidance and actual results; and other risks set forth in Vyyo’s annual report on Form 10-K for the year ended December 31, 2002, its quarterly report on Form 10-Q for the three months ended September 30, 2003, and in other periodic reports filed by Vyyo with the Securities and Exchange Commission from time to time. Vyyo assumes no duty to update these statements

Vyyo Inc.

Condensed Consolidated Statement of Operations

In Thousands, except per share data

	Three Months Ended December 31, 2003	Three Months Ended December 31, 2002	Year Ended December 31, 2003	Year Ended December 31, 2002
Net revenues	$1,705	$813	$6,060	$4,577
Cost of revenues*	749	(499)	1,986	590

Gross profit	956	1,312	4,074	3,987

Operating expenses
Research and development, net	1,532	864	4,365	3,920
Selling and marketing	1,175	676	4,052	3,394
General and administrative	1,456	1,864	5,082	6,068
Charge for restructuring	1,139	—	1,115	(303)

Total operating expenses	5,302	3,404	14,614	13,079

Operating loss	(4,346)	(2,092)	(10,540)	(9,092)

Interest income, net	321	423	1,439	2,584

Net loss from continuing operations	(4,025)	(1,669)	(9,101)	(6,508)
Discontinued operations	275	(1,677)	(6,640)	(2,725)

Net loss	$(3,750)	$(3,346)	$(15,741)	$(9,233)

Net loss per share
Basic and diluted
Continuing operations	$(0.31)	$(0.13)	$(0.72)	$(0.53)
Discontinued Operations	0.02	(0.14)	(0.52)	(0.22)

	$(0.29)	$(0.27)	$(1.24)	$(0.75)

Number of shares used in per share computation	12,871	12,458	12,737	12,331

* During the year 2001, the Company recorded a write-down of excess inventory and purchase commitments of $8.45 million. The write-down was charged to the cost of revenues. In the three months ending December 31, 2003 and December 31, 2002, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $243,000 and $223,000, respectively. For the fiscal years ending December 31, 2003 and December 31, 2002, revenues included sales of inventory that was previously written-down in 2001, by taking charges of $1,663,000 and $1,123,000, respectively.

Vyyo Inc.

Condensed Consolidated Balance Sheet

In Thousands

	December 31, 2003	December 31, 2002
Assets
Current Assets
Cash and cash equivalents and short-term investments	$57,791	$72,315
Accounts receivable, net	1,416	297
Inventories	1,192	79
Other	551	537

Total Current Assets	$60,950	$73,228

Property and Equipment, Net	855	1,414
Goodwill		420
Identifiable Intangible Assets		2,574

Total Assets	$61,805	$77,636

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$1,069	$965
Accrued liabilities	5,786	5,788
Accrued restructuring liability		2,114

Total Current Liabilities	6,855	8,867

Total Stockholders’ Equity	54,950	68,769

Total liabilities and stockholders’ equity	$61,805	$77,636

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